Exhibit 99.1

Oragenics, Inc. Launches EvoraPlus® Oral Care Probiotics Into GNC Stores

For Immediate Release

Tampa, FL (Sept. 7, 2010) – Florida-based biopharmaceutical company Oragenics, Inc. (OTCBB: ORNI www.oragenics.com) announced today that its oral care probiotic EvoraPlus® (www.evoraplus.com) is now expected to be available at corporate-owned GNC stores nationwide. In addition, GNC has included Oragenics’ oral care probiotic for children, EvoraKids™ (www.evorakids.com), in its concept stores and on GNC.com.

“We are pleased to be forging this relationship with GNC, a retailer that we believe holds a great deal of consumer confidence and trust,” said Gerry David, Executive Vice President, Sales and Marketing for Oragenics.

ProBiora3® , the active ingredient in Oragenics’ probiotic products, naturally supports gum and tooth health while freshening breath and whitening teeth. ProBiora3 technology was developed by Oragenics’ Chief Scientific Officer, Dr. Jeffrey Hillman, D.M.D., Ph.D., during more than 25 years of research, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at the University of Florida. This technology has only recently become available to the general public. ProBiora3 contains three strains of beneficial bacteria that help maintain a healthy microbial balance in the mouth. It is 100% natural and is made in the USA in an FDA-registered and GMP-certified facility.

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

About GNC

GNC, headquartered in Pittsburgh, Pa., is a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements, along with sports nutrition, diet and energy products. GNC has more than 7,000 locations, of which more than 5,450 retail locations are in the United States (including 901 franchise and 1,923 Rite Aid franchise store-within-a-store locations) and franchise operations in 49 countries. The Company, which is dedicated to helping consumers Live Well, also offers products and product information online at www.gnc.com.

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Oragenics/GNC

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Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about EvoraPlus, visit www.evoraplus.com. To schedule an interview with Dr. Hillman, contact Cara Downs at 818-907-0500 / cdowns@ssapr.com

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